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                                                                  Exhibit 2(d)7


                       [D.F. King & Co., Inc. Letterhead]



                                                              November   , 1996


Fidelity Advisor Korea Fund, Inc.
82 Devonshire Street
F5H
Boston, MA  02019
Attn:      Stuart E. Fross
           Assistant Secretary

Gentlemen:

         This Letter Agreement sets forth the terms and conditions pursuant to which Fidelity Advisor Korea Fund, Inc. (the "Company") has retained D.F. King & Co., Inc. ("King") in connection with a proposed rights offering.

         The Company proposes to issue to its shareholders of record non-transferable rights ("Rights") entitling the holders thereof to subscribe for shares of the Fund's Common Stock, par value $0.001 per share (the "Shares") (the "Rights Offering"), upon the terms and subject to the conditions set forth in the Company's Prospectus.

         1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Rights Offering. The services to be performed by King will include: (a) advice and consultation to the Company in connection with the Rights Offering; (b) delivery of printed materials relating to the Rights Offering including all amendments and supplements thereto (collectively the "Rights Offering Materials") to the Fund's shareholders of record and their nominees as requested; (c) responding to requests for information pertaining to the Rights Offering; and (d) providing information pertaining to the Rights Offering to any party requesting such information. In connection with the aforementioned services, King is authorized to use the Rights Offering Materials which the Company shall supply to King in sufficient quantities as requested by King. In no event shall King make any recommendation, either directly or indirectly, to anyone regarding the disposition of the Rights issued pursuant to the Rights Offering. If such advice is requested of King, King shall respond that it is not authorized to provide such advice and shall recommend that the person requesting such advice consult his or her investment advisor or broker.

         2. The Company agrees to pay to King, as compensation for its services as Information Agent, a fee of $5,000, of which $2,500 shall be due and payable upon the execution and delivery of this Agreement and the balance of which shall be due upon the completion, termination or abandonment, as the case may be, of the Rights Offering. Further,




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Fidelity Advisor Korea Fund, Inc.
Fidelity Investments
November   , 1996
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the Company agrees to pay King $3.00 for each completed outgoing telephone contact, plus line charges, and $3.00 for each incoming telephone contact, each in connection with the Rights Offering. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to promptly reimburse King for all out-of-pocket expenses (including counsel's fees and disbursements) incurred by King acting in its capacity as Information Agent after the execution and delivery of this Agreement and during the Rights Offering. The Company agrees and acknowledges that its obligation under this paragraph 2 shall not in any way be conditioned upon the commencement or successful consummation of the Rights Offering or dependent upon the number of Shares subscribed for in the Rights Offering.

         3. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Rights Offering Materials. The Company shall not file with the Securities and Exchange Commission (the "Commission"), any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference.

         4. The Company represents and warrants to King that:

         (i) this letter agreement is a valid and binding agreement on the Company;

         (ii) all necessary corporate action will be duly taken by the Company prior to the commencement of the Rights Offering to authorize the Rights Offering, and the sale of the Shares in connection with the Rights Offering;

         (iii) the Rights Offering, and the sale of the Shares in connection with the Rights Offering, will comply in all material respects with all applicable requirements of law including any applicable rules or regulations of any governmental or regulatory authority or body, and no consent or approval of, or filing with, any governmental or regulatory authority or body is required in connection with the making or consummation of the Rights Offering (or, if any such consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Rights Offering); and

         (iv) the Rights Offering, the sale of the Shares in connection with the Rights Offering, and the execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under: (a) the Company's articles of incorporation or bylaws; or
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Fidelity Advisor Korea Fund, Inc.
Fidelity Investments
November   , 1996
Page 3

            (b) any agreement, indenture, mortgage, note or other instrument by which the Company is bound other than such breaches and defaults that do not, individually or in the aggregate, have a material adverse effect on the operations of the Company.

         5. The Company shall inform King promptly of the occurrence of any event which would cause the Company not to proceed with, or to withdraw or abandon, the Rights Offering. The Company shall inform King promptly of any proposal or requirement to amend or supplement any of the Rights Offering Materials.

         6. (a) King agrees to indemnify and hold harmless the Company from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by King or its officers, employees or agents regarding this Agreement; provided, however, that such duty to indemnify and hold harmless shall not apply to liabilities or losses occasioned by or resulting from the gross negligence or willful misconduct of the Company or any of its employees or agents. Such duty to indemnify and hold harmless shall survive the termination of this Agreement.

            (b) The Company agrees to indemnify and hold King harmless from any and all direct or indirect liabilities or losses arising from any legal action caused by any untrue statement or alleged untrue statement of a material fact contained in the Company's prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that such duty to indemnify and hold harmless shall not apply to liabilities or losses occasioned by or resulting from the gross negligence or willful misconduct of King or any of its employees or agents. Such duty to indemnify and hold harmless shall survive the termination of this Agreement.

            (c) The indemnifying party shall not be liable for indemnification under this Section 6 unless the party seeking indemnification shall have notified the indemnifying party in writing of the commencement of any litigation or proceeding in respect of which indemnity may be sought under this Section 6. With respect to claims in such litigation or proceedings for which indemnify may be sought, the indemnifying party shall be entitled to participate in any such litigation or proceeding and the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of their choice at their own expense in respect of that portion of the litigation for which the indemnifying party may be subject to an indemnification obligation. If the indemnifying party is not permitted to participate or control such litigation or proceeding under applicable law or by a ruling of a court of competent jurisdiction or otherwise, the party seeking indemnification shall reasonably prosecute such litigation or proceeding. In no event shall the party seeking indemnification consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding (including any
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Fidelity Advisor Korea Fund, Inc.
Fidelity Investments
November   , 1996
Page 4

threatened litigation or proceeding) without providing the indemnifying party with adequate notice of any such settlement or judgment, and without the indemnifying party's prior written consent. The party seeking indemnification shall submit written evidence to the indemnifying party with respect to any cost or expense for which the party seeking indemnification is seeking indemnification in such form and detail as the indemnifying party may reasonably request.

            7. The representations and warranties contained in paragraph 4 above and the indemnity agreement contained in paragraphs 6 and 7 above shall remain operative and in full force and effect regardless of: (i) the termination of consummation of the Rights Offering; and (ii) any investigation made by or on behalf of any party.

            8. This agreement shall be construed and enforced in accordance with the laws of the State of New York.

            9. If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

            If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.

                                       D. F. King & Co., Inc.


                                       By:__________________________________
                                           Vincent R. Di Costa
                                           Senior Vice President


Accepted as of the date first above written:

FIDELITY ADVISOR KOREA FUND, INC.


By:___________________________________

Title:________________________________